Ex. (i)

December 28, 2009

BofA Funds Series Trust

One Financial Center

Boston, MA 02111

Re:	BofA Funds Series Trust

Post-Effective Amendment No. 1 to Registration Statement on Form N-1A,

File Nos. 333-163352; 811-22357 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to BofA Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of stock of the Trust (the “Shares”), representing, as applicable, interests in Columbia California Tax-Exempt Reserves, Columbia Cash Reserves, Columbia Connecticut Municipal Reserves, Columbia Daily Cash Reserves, Columbia Government Reserves, Columbia Government Plus Reserves, Columbia Massachusetts Municipal Reserves, Columbia Money Market Reserves, Columbia Municipal Reserves, Columbia New York Tax-Exempt Reserves, Columbia Tax-Exempt Reserves and Columbia Treasury Reserves (each, a “Fund”), series of the Trust, as more fully described in the prospectuses and statement of additional information contained in Post-Effective Amendment No. 1 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and, as to matters of fact material to the opinion set forth below, on a certificate of the Assistant Secretary of the Trust. We also have assumed that the Shares of each Fund will be issued and sold against receipt of consideration therefor in accordance with the terms described in the Trust’s current prospectus and statement of additional information included in the Registration Statement, as they may be amended or supplemented from time to time. The opinion expressed below is limited to the Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares of each Fund, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP